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                                                                      Exhibit 99

                                                                 [LOGO] ANDERSON

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and the Board of
Directors of Farmers & Merchants Bancorp:

We have audited the consolidated statements of income, changes in shareholders' equity, cash flows and comprehensive income of Farmers & Merchants Bancorp (a Delaware Corporation) and its subsidiaries for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Farmers & Merchants Bancorp and its subsidiaries for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP
    -------------------

San Francisco, California,
   February 4, 2000

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